Exhibit 12

                            GATX Capital Corporation
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)
                                   (unaudited)

                                     Six Months
                                    Ended June 30,                       Year Ended December 31,
                                     -----------   --------------------------------------------------------------------
                                         1997         1996          1995           1994         1993           1992
                                     -----------   -----------   -----------   -----------   -----------    -----------
FIXED CHARGES:

Interest on indebtedness and
amortization of debt discount and
expense                              $    44,485   $    86,106   $    68,396   $    62,744   $    65,454    $    71,889

Capitalized interest                         745         3,074         1,601           292           279             73
Portion of rents representing

interest factor (assumed to                7,178        10,849         6,574         5,120         3,012          2,440
approximate 33%)

Total fixed charges                       52,408       100,029        76,571        68,158        68,745         75,060


EARNINGS AVAILABLE FOR
FIXED CHARGES:

Net income (loss)                         35,974        45,855        32,604        24,851        21,525         (7,197)

Add (deduct):

Income taxes (benefit)                    24,487        32,636        22,740        18,785        21,361         (9,849)

Cumulative effect of accounting             --            --            --            --          (9,456)          --
changes

Equity in net earnings of joint
ventures, net of dividends
received                                  18,479         8,740        13,522        14,322        16,222         40,161

Fixed charges (excluding
capitalized interest)                     51,663        96,955        74,970        67,864        68,466         74,329
Total earnings available for fixed
charges                              $   130,603   $   184,186   $   143,836   $   125,822   $   127,574    $    87,988

Ratio of earnings to fixed
charges                                     2.49          1.84          1.88          1.85          1.86           1.17